EXHIBIT 10.1

November 30, 2007

Patrick M. Prevost

Corneliusstrause 16 a

Mannheim 68163

Germany

Dear Patrick:

It is my pleasure to offer to you the position of President and Chief Executive Officer at Cabot Corporation (“Cabot” or the “Company”). This offer is contingent upon your agreement to the terms and conditions set forth in this letter. Your employment under this letter shall commence on January 1, 2008 (the “Effective Date”).

Compensation:

You shall receive as compensation for your services under this letter the following:

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Salary — Your annualized salary will be $800,000 (all dollar references in this letter shall be to USD, and all payments to you or made on your behalf, whether in cash or otherwise, shall be reduced by any legally required or authorized deductions or withholdings), payable in accordance with Cabot’s regular payroll practices (Cabot currently operates on a bi-weekly payment schedule); this amount shall be subject to increase (but not decrease) by the Company’s Board of Director’s from time to time, in the Board’s sole discretion;

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Signing Bonus — Within 10 business days following the Effective Date (but in no event later than two and one-half months following the end of Cabot’s fiscal year in which the Effective Date occurs), you will be paid a one-time cash signing bonus of $550,000;

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Signing Incentive (Restricted Stock) — Within 10 business days following the Effective Date, you will be issued on a one-time basis a signing incentive of 30,000 restricted shares of common stock of the Company, with no purchase price. These shares will be issued under and subject to the terms and conditions of the Company’s 2006 Long-Term Incentive Plan, and will vest ratably on the first, second and third anniversaries of the date of the Effective Date, provided you remain employed by the Company on each such date (except as otherwise expressly set forth below);

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Short Term Incentive Program — Beginning with the grant to be made for Cabot’s fiscal year 2008, you will be eligible to participate in the Company’s annual cash incentive program, as it may be in effect from time to time, pursuant to the terms of the Company’s Short-Term Incentive (“STI”) Program. The amount of the individual awards paid under the STI Program vary from year to year and are based on both individual performance and Company performance, measured against pre-established goals. However, your target percentage under the STI Program will be 100% of your Base Salary. In addition, if you are subject to the Company’s Short Term Incentive Compensation Plan (the “162(m) Plan”), any payment under the STI Program will be subject to the achievement of the written goals set forth pursuant to the 162(m) Plan, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, and subject to the terms and conditions of the 162(m) Plan. Your 2008 award, if granted, will be paid in December 2008, and awards for subsequent years will be paid no later than March 15 of the calendar year following the year for which the award was earned. Except as otherwise expressly provided below, you will not be eligible to receive an award under the STI Program if you separate from Cabot prior to payment of such award;

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Long Term Incentive Program (“LTIP”) — Beginning with the grant to be made for fiscal year 2009, if any, you will be eligible to participate in Cabot’s long-term incentive program, as may be in effect from time to time, pursuant to the terms of the 2006 Long-Term Incentive Plan or any successor plan thereto. The program is designed to provide long-term incentive compensation to employees who contribute to the long-term strategic direction of the Company. Awards made under the program are discretionary and will be based on your contribution to the success of the Company and your anticipated future contribution. Each year the Compensation Committee determines the form of the LTIP award. Historically, the Compensation Committee has granted stock options and purchase restricted stock that have fully vested after three years. Any award granted to you under the LTIP will be subject to the terms and conditions of the award and the Plan, including but not limited to terms providing for forfeiture of unvested awards in the event your employment terminates; and

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2008 LTIP “Replacement Award” — For the 2008 fiscal year, you will not be eligible to participate in the 2008 Long-Term Incentive Program or any other plan or program providing for long-term incentives. In lieu of any grant of stock or other award under the LTIP in 2008, you shall instead be issued on a one-time basis 60,000 restricted shares of common stock of the Company, with no purchase price. These shares will be issued within 10 business days following the Effective Date under and subject to the conditions of the Company’s 2006 Long-Term Incentive Plan, and will vest ratably on the last day of each of the twelve fiscal quarters following the Effective Date, provided you remain employed by the Company on each such date.

Benefits:

You will be entitled to participate in all employee benefit plans from time to time in effect generally for senior executives of the Company, subject to plan terms and applicable Company policies, except as provided below or to the extent duplicative of benefits expressly provided under this letter. Attached to this offer letter is a document that provides a brief summary of the Cabot benefit programs as presently in effect (to the extent of any conflict between the plan documents and contracts governing such plans and the brief descriptions on the attached summary or below, the plan documents and contracts will control). The Company may modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate. In addition to the programs described in the attached summary, you will also be eligible to participate in the following programs:

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Vacation — You will be eligible for four weeks of vacation each calendar year, commencing in 2008. Vacation time shall be used in accordance with the Company’s vacation policies and practices as in effect from time to time for senior executives of the Company.

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Deferred Compensation Plan — You will be eligible to participate in Cabot’s Deferred Compensation Plan, as may be in effect from time to time. You will have 30 days from the Effective Date to elect to defer compensation for services performed during the remainder of the calendar year in which the Effective Date occurred. If you elect to participate in such year, deferrals of base pay will begin the first month after completed enrollment paperwork is received. Any election to defer compensation for services provided in subsequent calendar years must be made by December 31 of the prior calendar year or by such earlier date as may be determined by the plan administrator.

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Supplemental Retirement Savings Plan (SERP RSP) — You will be eligible to participate in this nonqualified supplemental plan, which contains both Company-match and employee stock ownership components. The benefit amount, if any, under this plan will be determined as if the limitations under certain provisions of the U.S. Internal Revenue Code did not apply to the Company’s qualified Retirement Savings Plan. Your participation in the SERP RSP will be subject to the terms and conditions of the Plan, as may be in effect from time to time, including but not limited to the requirement that you participate in the qualified plan to the maximum extent permissible thereunder.

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Supplemental Cash Balance Plan (SERP CBP) — You will be eligible to participate in this nonqualified supplemental plan. The benefit amount, if any, under the SERP CBP will be determined as if the limitations under certain provisions of the U.S. Internal Revenue Code did not apply to the Company’s qualified Cash Balance Plan. Your participation in the SERP CBP will be subject to the terms and conditions of the Plan as may be in effect from time to time.

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Senior Management Severance Protection Plan: You will be eligible to participate in the “Senior Management Severance Protection Plan” (which provides for severance in the event of certain terminations of employment following a change in control of Cabot), as may be in effect from time to time and subject to the terms thereof (including without limitation the reduction of benefits payable under the Plan on account of any other severance benefits that may be payable to you under this letter). A copy of the Plan as presently in effect is attached as Exhibit A.

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Death Benefit Protection Plan — You will be eligible to participate in the Death Benefit Protection Plan, as may be in effect from time to time, which replaces the Basic Life insurance described in the attached summary of benefits. Presently, this plan provides three times your annual salary in death benefits to your beneficiary while you are an active employee. The entire benefit is paid by the Company, with the exception of the first $50,000, which is insured under the Company’s group life insurance policy. You may also elect to purchase Supplemental Life insurance coverage. Evidence of insurability is required for amounts exceeding $600,000.

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Relocation Benefits — You will be eligible for the benefits provided under the Company’s relocation policy, a summary of which is attached as Exhibit B, except that you will be eligible for temporary living expenses for a period of up to six (6) months, and the Company will reimburse you for broker’s commissions for both the sale of your current primary residence and the purchase of a new primary residence. Relocation benefits that result in your recognition of taxable income will be grossed up for applicable taxes in accordance with and to the extent provided in the Company’s relocation policy. Any reimbursements to which you may be entitled pursuant to the Company’s policy shall be provided no later than December 31 of the year following the year in which the expense is incurred and shall be provided in compliance with all requirements of Section 409A of the Internal Revenue Code, as amended.

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Financial Planning and Tax Preparation — You will be eligible for reimbursement by the Company of financial planning and tax preparation costs, upon the submission of appropriate invoices or other substantiation as the Company may require from time to time, so long as these benefits are made available to other senior executives of the Company generally, and subject to any restrictions the Board of Directors may impose from time to time on such reimbursements for senior executives generally. Any such reimbursements shall be paid no later than December 31 of the taxable year following the year in which the expense was incurred.

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Annual Physical Examination: On an annual basis, you shall be provided the opportunity for a medical examination by a health care provider selected by the Company. Such examination shall be at the Company’s expense.

Nature of Employment, Termination of Employment and Severance Benefits:

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Employment At Will: Your employment under this letter shall be at-will and shall not be for any specific term. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause. Except as expressly provided under the terms of this offer, or under the terms of an applicable benefit plan, the Company shall have no further obligation to you upon the termination of your employment, for any reason, other than the payment to you of any base salary earned through the date of termination of employment, pay for any accrued, unused vacation time and the satisfaction of any vested rights you may have in any employee benefit plans as of the date of termination. Upon termination of employment, except as provided under the express terms of this letter, your participation in all benefit plans shall cease, in accordance with the terms of the applicable plan documents, subject to any right you may have to continued participation in the Company’s medical and dental insurance programs in accordance with the federal “COBRA” law.

•	Termination by You: You may terminate your employment hereunder at any time. Such termination shall be without further obligation by the Company, other than pay for any base salary earned but not yet paid through the date of termination, pay for any accrued, unused vacation time, and the satisfaction of any vested rights you may have in any employee benefit plans as of the date of termination.

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Termination by the Company for Cause: The Company may terminate your employment at any time for Cause upon notice to you, and such termination shall be without further obligation by the Company, other than pay for any base salary earned but not yet paid through the date of termination, pay for any accrued, unused vacation time, and the satisfaction of any vested rights you may have in any employee benefit plans as of the date of termination. For purposes of this letter, “Cause” shall mean any of the following, as determined by the Company’s Board of Directors in its reasonable judgment: (i) your material failure to perform (other than by reason of disability) or material negligence in the performance of, the duties of your employment, which failure or negligence, if susceptible of cure, remains uncured or continues or recurs after fourteen (14) days’ notice from the Company specifying in reasonable detail the nature of such failure or neglect, (ii) your conviction of a felony or other crime involving moral turpitude, (iii) your material breach of this letter or any other agreement between you and the Company or any of its affiliates, which breach, if susceptible of cure, remains uncured or continues or recurs after fourteen (14) days’ notice from the Company specifying in reasonable detail the nature of such breach; (iv) your material breach of fiduciary duty; (v) your failure to obtain or to maintain at all times eligibility to work in the United States in the capacities provided for in this letter (provided, however, that the Company’s failure to file an O-1 petition or any annual renewal thereof on your behalf (or the failure by the Company to comply with any such similar governmental filing requirements in connection with your application for an O-1 visa stamp) during your employment hereunder shall not constitute “Cause”); or (vi) your fraud, embezzlement, dishonesty or other gross misconduct (including violations of material Company policies, for example, the Company’s Privacy Policy, Disclosure Policy, Antitrust Policy, IT Systems Use Policy, Global Ethics and Compliance Standards, Corporate Governance Guidelines, and policies concerning insider trading and sexual harassment).

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Termination by the Company without Cause or by you for Good Reason: If your employment with the Company is terminated by the Company without Cause, or by you for Good Reason (as defined below), prior to the date which is three years following the Effective Date, then, (i) upon your execution without revocation of a release of claims in the form attached hereto as Exhibit C by the deadline set forth in that release, and your delivering the release to the Company within thirty (30) days of the date your employment terminates, and (ii) subject to your continued fulfillment of your obligations under the Employee Agreement referred to below, (v) you shall receive a pro rata STI Program bonus for the year in which termination occurs, determined by multiplying the STI Program Bonus you would have received pursuant to the terms of the Company’s STI Program had your employment continued through the last day of the fiscal year based on actual achievement of the goals that had been established for both Company and individual performance for the performance period in which the termination takes place by a fraction, the numerator of which is the number of days you were employed during the fiscal year and the denominator of which is 365, to be paid at the time STI Program bonus awards are payable to other Company executives generally for that year, (w) you shall continue to be paid your base salary, as well as monthly payments of $66,666.67 in lieu of any bonus payments, for 24 months following the date of termination, payable in accordance with the Company’s standard payroll practices and with the first payment retroactive to the date of termination, (x) the unvested portion of the 30,000 shares of restricted stock issued to you as a signing incentive shall immediately vest, (y) the Company shall pay for you and your family to relocate from the United States back to Europe, and (z) for so long as you are participating in the Company’s medical and dental insurance programs under the federal “COBRA” law (but not to exceed 18 months), the Company shall continue to subsidize the premium cost of your participation in such plans to the same extent it contributes to the premium cost for active senior executives of the Company from time to time. The Company’s payment obligations under clause (w) of this paragraph shall be reduced (but not below zero) during the 24 month period by any amounts you are then receiving through employment, self-employment, or service as an independent contractor subsequent to the date of termination, provided that there shall be no such reduction on account of (A) the first $100,000 so received during such 24 month period, or (B) any compensation (including but not limited to retainers, meeting fees, and equity awards) you receive during such 24 month period on account of your service as an outside director on the board of directors of any corporation (or similar position on a similar governing body of a differently-structured corporate entity). You shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations under this paragraph. The Company’s obligations under this paragraph shall constitute the Company’s entire obligation upon termination of your employment by the Company without Cause or by you for Good Reason, other than any base salary earned but not yet paid through the date of termination, pay for any accrued, unused vacation time, and the satisfaction of any vested rights you may have in any employee benefit plans as of the date of termination. You may terminate your employment hereunder for “Good Reason” by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition and giving the Company thirty (30) days to remedy the condition. For purposes of this letter agreement, the term “Good Reason” means, without your consent, the occurrence of one or more of the following events: (i) material diminution in the nature or scope of your responsibilities, duties or authority as contemplated by this letter agreement; provided, however, that any failure of the shareholders to elect or re-elect you as a member of the Board at any annual meeting at which you were nominated for such election shall not constitute Good Reason; (ii) a material breach by the Company of the terms of this letter agreement; or (iii) your being required to relocate to a principal place of employment more than 50 miles from your principal place of employment with the Company as of the Effective Date.

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Timing of Payments: Notwithstanding anything to the contrary in the preceding paragraph, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, if you are a “specified employee” (as defined in Section 409A), no payment shall be made to you before the date which is six months after you separate from service (within the meaning of Section 409A), except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulations 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in 1.409A-1(b)(9)(iii)), benefits which qualify as excepted welfare benefits pursuant to Section 409A, or other amounts or benefits that are not subject to the requirements of Section 409A.

Other Requirements:

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Eligibility to Work in the United States: In accordance with Federal law, you will be required to demonstrate that you are eligible to work in the United States in the capacities required under this letter and to maintain your eligibility throughout your employment, and this letter and the Company’s obligations under it are expressly conditioned upon your establishing and maintaining such eligibility; provided, however, that the Company will file an O-1 petition and renewals thereof, and comply with any such similar governmental filing requirements in connection with your application for an O-1 visa stamp, on your behalf during your employment hereunder, and you shall cooperate fully with the Company in connection with such filings.

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Capacity and Performance: You will be expected to devote your full business time and your best professional effort to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures, as in effect from time to time. In your capacity as President and Chief Executive Officer of the Company, you will have overall charge and responsibility for the business affairs of the Company. You will report solely to, and take direction solely from, the Company’s Board of Directors. Subject in every instance to your compliance with the Company’s Corporate Governance Guidelines, you shall be appointed as a member of the Board as of the Effective Date, and the Company will propose to the shareholders of the Company at each appropriate annual meeting during your employment hereunder your election or reelection as a member of the Board, provided that you are otherwise eligible for such election; however, the failure of the shareholders to so elect or re-elect you shall not constitute Good Reason for termination by you. You agree that you will resign from your position as a member of the Board immediately upon termination of your employment for any reason. While employed pursuant to this letter, in addition to your duties as President and Chief Executive Officer, and without further compensation, you shall also serve, if so elected or appointed from time to time, as a director and/or officer of one or more of the Company’s affiliates.

Confidential Information, Intellectual Property, and Restricted Activities

Cabot’s Employee Agreement: Your employment with Cabot will permit you access to confidential and proprietary information belonging to the Company. As a result, this offer is conditioned upon your signing Cabot’s Employee Agreement (which, among other things, covers nondisclosure of confidential information, ownership of inventions, and non-competition and non-solicitation obligations) and returning the Agreement, together with a signed copy of this letter, as instructed below. The Agreement is attached to this letter as Exhibit D.

Third-Party Rights: In addition, Cabot is respectful of the confidential and intellectual property rights of third parties. Therefore, Cabot requires you not to disclose to it or make any improper use of any confidential or trade secret information of any former employer or other third party. In accepting this position, you warrant that your signing of this letter and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or orders that would affect the performance of your obligations under this letter. You expressly acknowledge and agree that should the Company determine that any of your representations and warranties in this paragraph are false or misleading in any way, it shall have the right to terminate your employment for “Cause” and you shall not be entitled to any of the severance payments or benefits described in this letter.

Miscellaneous

Your employment hereunder, and all of the terms and conditions described herein, shall be subject to approval by the Board as a condition precedent to the effectiveness of this letter agreement.

This letter, together with the Employee Agreement, supersedes any prior communications, agreements and understandings, verbal or written, and represents the full terms and conditions of your employment. It may be amended or modified only by a written document signed by you and an expressly authorized representative of the Company. This letter shall be treated as a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. You and the Company agree that any disputes arising under this letter or with respect to your employment shall be determined under Massachusetts law and the applicable federal laws of the United States, and you and the Company agree to the exclusive jurisdiction of the state courts of Massachusetts and the federal courts located in Boston, Massachusetts, with respect to any judicial actions concerning this letter or your employment. All notices provided for by this letter shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board. The Company will indemnify you and hold you harmless to the fullest extent permitted by the then-current by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company. You agree to promptly notify the Company of any actual or threatened claim arising out of or as a result of your employment with the Company. The Company shall provide you the same coverage under any Directors & Officers liability insurance which the Company elects to maintain as it provides to its other executives (and, after termination of your employment hereunder, as it provides to its other former executives). The Company shall be under no obligation, however, to maintain any D&O liability insurance. Neither you nor the Company may make any assignment of this letter without the prior written consent of the other, except that the

Company may assign its rights and obligations under this letter without your consent in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any entity or transfer all or substantially all of its properties or assets to any entity. You will be reimbursed for your reasonable attorneys fees incurred in connection with the negotiation and documentation of this letter agreement, to a maximum total reimbursement of Ten Thousand Dollars ($10,000), subject to such reasonable substantiation and documentation as may be specified by the Company. Any such reimbursements shall be paid no later than December 31 of the year following the year in which the expense was incurred. This letter shall inure to the benefit of and be binding upon you and the Company, their respective successors, executors, administrators, heirs and permitted assigns.

If you are in agreement with the terms and conditions described in this letter and wish to accept this offer, please sign one of the enclosed copies of this letter and return it to me. Formalities aside, we are very excited by the prospect of your joining, and leading, the Cabot team, and we look forward to working with you.

Sincerely,

/s/ John Clarkeson
John Clarkeson
Lead Director

I understand that Cabot retains the right to amend, modify, change, discontinue or terminate benefits at any time and for any reason. I also understand that should I accept this offer of employment, I will be an “at-will” employee of Cabot. This means that either of us can terminate the employment relationship at any time and for any reason.

I also understand and accept this offer of employment and the terms outlined in it. I am not relying on any other representations in accepting this offer of employment.

/s/ Patrick M. Prevost	November 30, 2007
Patrick M. Prevost	Date

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